EXHIBIT 21

BALDOR ELECTRIC COMPANY AND AFFILIATES

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARIES	LOCATION
Baldor Electric Company Aircraft	Arkansas

Baldor of Nevada, Inc.	Nevada

BEC Business Trust	Massachusetts

Baldor of Texas, L.P.	Texas

Baldor International, Inc.	U.S. Virgin Islands

Southwestern Die Casting Company, Inc.	Arkansas

Baldor UK Holdings, Inc.	Delaware

Baldor UK Limited	United Kingdom

Baldor Holdings, Inc.	Delaware

Baldor Electric Switzerland AG	Switzerland

Baldor Electric Germany GmbH	Germany

Baldor ASR U.K. Limited	United Kingdom

Baldor Italia S.r.l.	Italy

Australia Baldor Pty Ltd	Australia

Baldor Electric (Asia) PTE, Ltd.	Singapore

Northern Magnetics, Inc.	California

Baldor Japan Corporation	Japan

Baldor Investments, LLC	Delaware

Pow’R Gard Generator Corp.	Wisconsin

Energy Dynamics, Inc.	Wisconsin

Baldor Power Finance, Inc.	Wisconsin

Baldor Electric India Pvt Ltd	India

Baldor Panama, S.A.	Panama

Baldor Electric Canada, Inc.	Canada

Baldor Electric Company de Mexico S.A. de C.V.	Mexico

Baldor Electric (Shanghai) Company LTD	China

REC Holding Inc.	Delaware

Reliance Electric Technologies LLC	Delaware

Baldor Electric Company de Chile Ltda	Chile

Baldor Canada Holdings, Inc.	Delaware

Maska Power Transmission (Changzhou) Company Ltd.	China